Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Del Monte Foods Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-40867, 333-52226, 333-38394, 333-34280, 333-79315, 333-102702, 333-102700, 333-102006, and 333-134898) of Del Monte Foods Company (the Company) of our reports dated July 7, 2006, with respect to the consolidated balance sheets of Del Monte Foods Company and subsidiaries as of April 30, 2006 and May 1, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2006, and the effectiveness of internal control over financial reporting as of April 30, 2006, which reports appear in the annual report on Form 10-K of Del Monte Foods Company for the fiscal year ended April 30, 2006.

/s/ KPMG LLP

San Francisco, California

July 7, 2006